UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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PINNACLE AIRLINES CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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To Our Stockholders:

On behalf of our Board of Directors and management, we are pleased to cordially invite you to attend the Pinnacle Airlines Corp. 2010 Annual Meeting of Stockholders.  As indicated in the attached notice, the meeting will be held at the Peabody Hotel, 149 Union Avenue, Memphis, Tennessee on Tuesday, May 11, 2010, at 3:00 Central Time.  At the meeting, in addition to acting on the matters described in the attached Proxy Statement, there will be an opportunity to discuss other matters of interest to you as a stockholder.

We are again using the SEC’s “e-proxy” rules, which allow us to make our Proxy Statement and related proxy materials available on the Internet. As a result, many of you may already have received a “Notice of Internet Availability of Proxy Materials.” That notice described how you can obtain our proxy materials (consisting of this Proxy Statement, a form of proxy card and our Annual Report to Stockholders for the year ended December 31, 2009). The e-proxy rules provide us the opportunity for cost savings on the printing and distribution of our proxy materials and we hope that, if possible and convenient for you, you will use them. Alternatively, you can receive paper copies of the proxy materials.

It is important that your shares be represented at the meeting.  Whether or not you plan to attend in person, you are requested to vote, sign, date and mail the enclosed proxy card in the envelope provided, or to vote by telephone or internet according to the enclosed instructions.

Sincerely,

Donald J. Breeding	Philip H. Trenary
Chairman of the Board	President, Chief Executive Officer and Director

April 1, 2010
Memphis, Tennessee

PINNACLE AIRLINES CORP.
1689 Nonconnah Blvd., Suite 111
Memphis, Tennessee 38132

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 11, 2010

To the Stockholders of Pinnacle Airlines Corp.:

The 2010 Annual Meeting of the Stockholders of Pinnacle Airlines Corp. (the "Company") will be held at the Peabody Hotel, 149 Union Avenue, Memphis, Tennessee on Tuesday, May 11, 2010, at 3:00 Central Time, for the following purposes:

1.	To elect three Class III directors to serve a term expiring at the Annual Meeting of Stockholders to be held in 2013;
2.	To consider and act upon a proposal to ratify the appointment of Ernst & Young LLP as independent auditors of the Company for 2010; and
3.	To consider and act upon any other matters that may properly come before the Annual Meeting or any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business on March 16, 2010 as the record date for determination of the stockholders authorized to receive notice of and to vote at the meeting.

       By Order of the Board of Directors,

                Brian T. Hunt
       Vice President, General Counsel and Corporate Secretary

Memphis, Tennessee
April 1, 2010

Please authorize your proxy or direct your vote (i) by internet or telephone or (ii) if you received a paper copy, by promptly mailing the enclosed form of proxy in the envelope provided, even if you plan to attend the meeting in person.  If you mail the proxy card, no postage is required if mailed in the United States.  If you do attend the meeting in person and want to withdraw your proxy, you may do so as described in the enclosed proxy statement and vote in person on all matters properly brought before the meeting.

PINNACLE AIRLINES CORP.
1689 Nonconnah Blvd., Suite 111
Memphis, Tennessee 38132

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 11, 2010

General Information

Solicitation of Proxies

Pinnacle Airlines Corp. (referred to in this Proxy Statement as the “Company,” “we,” and “us”) is an airline holding company that operates two independent, wholly owned subsidiaries, Pinnacle Airlines, Inc. (“Pinnacle”) and Colgan Air, Inc. (“Colgan”).

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of the Company for use at the Annual Meeting of Stockholders to be held on Tuesday, May 11, 2010 at the Peabody Hotel, 149 Union Avenue, Memphis, Tennessee, at 3:00 Central Time or any postponement or adjournment thereof (the "Annual Meeting").  This Proxy Statement and the accompanying proxy, which are accompanied by a copy of our 2009 Annual Report, are first being mailed or otherwise delivered to stockholders on or about April 1, 2010.

The cost of this solicitation, including all expenses incurred in preparing, printing and mailing this Proxy Statement, will be borne by the Company.  In addition to solicitation by mail, proxies may be solicited by certain directors, officers and employees of the Company in person and by telephone.  Such directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses in connection with such solicitation.  The Company also will request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record.  The Company will reimburse such persons for their expenses in connection therewith.

In accordance with rules and regulations recently adopted by the Securities and Exchange Commission (the “SEC”), we may now furnish to our stockholders proxy materials, including our Annual Report to Stockholders, on the Internet. On or about April 1, 2010, we will send electronically an annual meeting package personalized with profile and voting information (“Electronic Delivery”) to those stockholders that have previously signed up to receive their proxy materials via the Internet. On or about April 1, 2010, we will begin mailing a Notice of Internet Availability of proxy materials (the “E-Proxy Notice”) to those stockholders that previously have not signed up to receive their proxy materials on the Internet. If you received the E-Proxy Notice by mail, you will not automatically receive a printed copy of the proxy materials or the Annual Report to Stockholders. If you received the E-Proxy Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the E-Proxy Notice.

The SEC’s rules regarding the delivery of proxy materials to stockholders permit us to deliver a single copy of these documents to an address shared by two or more of our stockholders. This method of delivery is called “householding,” and can significantly reduce our printing and mailing costs. It also reduces the volume of mail you receive. This year, we are delivering only one set of proxy materials to multiple stockholders sharing an address, unless we receive instructions to the contrary from one or more of the stockholders. We will still be required, however, to send you and each other stockholder at your address an individual proxy voting card. If you would like to receive more than one set of proxy materials, we will promptly send you additional copies upon written or oral request directed to our Corporate Secretary at 1689 Nonconnah Blvd., Suite 111, Memphis, Tennessee 38132 or (901) 348-4100. The same phone number and address may be used to notify us that you wish to receive a separate set of proxy materials in the future, or to request delivery of a single copy of our proxy materials if you are receiving multiple copies.

Voting of Proxies

Whether or not you plan to attend the Annual Meeting, please take time to vote your shares as soon as possible.

Before the meeting, registered shareholders may vote their shares by (i) signing and returning the enclosed proxy card in the postage-paid envelope, (ii) using the telephone as instructed in the enclosed proxy card, or (iii) using the Internet by visiting the following website:  www.proxyvote.com.

If you are a beneficial owner of shares held in “street name” (i.e. your shares are held in the name of a bank, broker or other holder of record), you may be eligible to provide voting instructions to your nominee by telephone or on the Internet.  A large number of brokerage firms, banks, and other nominees participate in a program provided through Broadridge Investor Communications Solutions (Broadridge) that offers telephone and Internet voting options.  If your shares are held in “street name” by a bank, broker or other holder of record that participates in the Broadridge program, you may provide voting instructions to your nominee by telephone or on the Internet by following the instruction set forth on the voting instruction form provided to you by the holder of record.

Shareholders who provide voting instructions by telephone or on the Internet do not need to return a proxy card.

If your shares are held in “street name” in the name of a bank, broker or other holder of record, and you wish to vote in person at the meeting, you must obtain a proxy, executed in your favor, from the holder of record.

Outstanding Shares and Voting Rights

The Board of Directors has set March 16, 2010 as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting.  On the Record Date, there were outstanding 18,395,079 shares of common stock, par value $0.01 per share (the "Common Stock").  Subject to certain limitations on voting by non-U.S. citizens discussed below, each share of the Company's common stock is entitled to one vote per share on the matters proposed.

The Company's certificate of incorporation provides that no shares of its capital stock may be voted by or at the direction of persons who are not U.S. citizens unless such shares are registered on a separate stock record. The Company's bylaws further provide that no shares will be registered on such separate stock record if the amount so registered would exceed U.S. foreign ownership restrictions. U.S. law currently limits to 25% the voting power in the Company (or any other U.S. airline) of persons who are not citizens of the U.S.

Revocation of Proxies

A proxy given pursuant to this solicitation may be revoked by the stockholder at any time prior to the voting of the proxy by written notice to the Office of the Secretary of the Company, by delivery of a later-dated proxy, either by mail or by telephone, prior to the voting of the proxy, or by voting in person at the Annual Meeting.  If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

Quorum; Vote Required

A quorum of stockholders is necessary for a valid meeting. The required quorum for the transaction of business at the 2010 Annual Meeting is a majority of the total outstanding shares of common stock entitled to vote at the meeting, either present in person or represented by proxy. Abstentions and broker non-votes will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Proposal 1 (election of Class III directors) requires a plurality of the votes cast at the meeting in person or represented by proxy and entitled to vote.  Abstentions will have not have an effect on Proposal 1 (election of Class III directors).

Proposal 2 (ratification of the selection of the independent auditor) requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote.  Thus, abstentions are the functional equivalent of a “no” vote for Proposal 2 (ratification of the selection of the independent auditor).

A “broker non-vote” occurs when a bank, broker or other holder of record does not vote shares that it holds in “street name” on behalf of a beneficial owner because the beneficial owner has not provided voting instructions to the nominee with respect to a non-discretionary item. Proposal 1 (election Class III directors) is a non-discretionary item for which a nominee will not have discretion to vote in the absence of voting instructions from the beneficial owner.  Proposal 2 (ratification of the selection of the independent auditor), on the other hand, is a discretionary item for which a nominee will have discretion to vote even without voting instructions from the beneficial owner.  Accordingly, it is possible for there to be broker non-votes with respect to Proposal 1 (election of Class III directors), but there will not be broker non-votes with respect to Proposal 2 (ratification of the selection of the independent auditor).  In the case of broker non-votes, your shares would be included in the number of shares considered present at the meeting for the purpose of determining whether there is a quorum.  Broker non-votes will not have an effect on Proposal 1 (election of Class III directors) since that proposal requires a plurality of the votes cast at the meeting in person or represented by proxy and entitled to vote.

Stockholder Communications with Directors

Stockholder or interested party communications with the Board of Directors should be addressed to “Chairman of the Nominating and Governance Committee, c/o Corporate Secretary, 1689 Nonconnah Blvd., Suite 111, Memphis, Tennessee 38132." Electronic communications should be sent to investorrelations@pncl.com. All communications so received will be opened by the office of our Corporate Secretary for the sole purpose of determining whether the contents represent a message to our directors. Contents that are not in the nature of advertising, promotions of a product or service or patently offensive material will be forwarded promptly to the Chairman of the Nominating and Governance Committee.

Directors are encouraged to attend the Annual Meeting of Stockholders. All of the Company’s directors serving at the time of the meeting attended the 2009 Annual Meeting of Stockholders.

Proposal 1:

ELECTION OF DIRECTORS

It is the intention of the persons named in the enclosed form of proxy, unless otherwise instructed, to vote duly executed proxies for the election of the nominees for director listed below. Pursuant to the Company's bylaws, directors will be elected by a plurality of the votes duly cast at the Annual Meeting. If elected, the nominees will serve as Class III directors and will hold office until the Annual Meeting of Stockholders to be held in 2013 and until successors have been duly elected and qualified. The Company does not expect the nominees to be unavailable to serve for any reason, but if that should occur before the Annual Meeting, the Company anticipates that proxies will be voted for another nominee to be selected by the Board of Directors.

General

The Company's Board of Directors currently consists of nine persons: three Class III directors with terms expiring at this 2010 Annual Meeting of Stockholders, three Class I directors with terms expiring at the 2011 Annual Meeting of Stockholders and three Class II directors with terms expiring at the 2012 Annual Meeting of Stockholders.  There is no family relationship between the nominees for directors and any other director or executive officer.

At the Annual Meeting, stockholders will vote on the nominees for Class III directors listed below. The nominees are currently the Company's only Class III directors.

Information Concerning Class III Director Nominees

Class III Directors

Thomas S. Schreier, Jr., age 47, has been a member of our Board of Directors since January 2003. Mr. Schreier has been Chief Executive Officer of FAF Advisors since November 2000 and President of First American Funds since February 2001. From 1998 to November 2000, Mr. Schreier served as Senior Managing Director and Head of Equity Research for U.S. Bancorp Piper Jaffray, Inc. Prior to joining U.S. Bancorp Piper Jaffray, Inc., Mr. Schreier was a Senior Airline Equity Analyst and Director in the Equity Research department at Credit Suisse First Boston. He also served as Vice President of Finance for Northwest from May 1995 to August 1996.

Alfred T. Spain, age 65, has been a member of our Board of Directors since January 2008. Mr. Spain has held many positions in the airline industry, most recently serving as Senior Vice President of Operations for JetBlue Airways from 1999 to 2006.  Prior to joining JetBlue, Mr. Spain served in a number of positions at Continental Airlines and its majority owned subsidiary, Continental Micronesia, from 1984 to 1997.

Nicholas R. Tomassetti, age 74, has been a member of our Board of Directors since January 2003. Mr. Tomassetti has been President and Chief Executive Officer of NRT Associates since January 2002. From March 2000 through January 2002, he served as President and Chief Executive Officer of Airbus North America Holdings, Inc. and from 1994 to March 2000, he served as President and Chief Operating Officer of that company. Prior to joining Airbus, Mr. Tomassetti served in a number of executive positions for Douglas Aircraft Corporation and Pratt & Whitney.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED ABOVE, WHICH IS DESIGNATED AS PROPOSAL 1 ON THE PROXY.

Other Directors

Class I Directors

Ian Massey, age 59, was appointed to our Board of Directors in January 2006.  Mr. Massey has been Executive Vice President at Republic Financial Corporation, a Denver-based investment company, since 2001. Mr. Massey has overseen the development and growth of Republic's Aviation, Private Equity and Marketing & Communications Groups, and is a Board member of two of Republic’s portfolio companies.  Mr. Massey graduated from Loughborough University in England in 1973 with a degree in Aeronautical Engineering.  From 1980 to 1991, he held several positions at British Aerospace, including divisional finance director in the regional aircraft division. From 1991 to 2001, he served as the senior financial executive (CFO) at Airbus in Toulouse, France.  Mr. Massey is also a member of the Board of Directors of Vought Aircraft Industries, Inc.

James E. McGehee, Jr., age 80, has been a member of our Board of Directors since March 2004 and has been Chairman and owner of McGehee Realty and Development Company, located in Memphis, Tennessee, since 1967.  Mr. McGehee was Chairman of the Board and Chief Executive Officer for McGehee Mortgage Company from 1951 through 1985. Mr. McGehee served as Chairman of the Memphis-Shelby County Airport Authority Board of Commissioners from 1981 through 1996.  During his chairmanship, he was successful in Memphis becoming a Northwest (now Delta) hub, negotiating a daily round trip service between Memphis and Amsterdam, and obtaining federal funding for the creation of Memphis’ world runway to accommodate Federal Express’ wide-body aircraft.  As a result, for sixteen consecutive years, Memphis has been the world’s largest cargo airport.  Additional organizations he has served are National Commerce Financial Corporation’s Board of Directors, Rhodes College Board of Trustees, Baptist Memorial Hospital Advisory Board and the Campbell Clinic Foundation Board of Trustees.  He is currently a Director and Partial Owner of Financial Strategy Group – Investment Management. He is a licensed pilot.

Philip H. Trenary, age 55, has been a member of our Board of Directors since March 2004 and has been President and Chief Executive Officer of the Company since April 1997. Mr. Trenary was the founder of Lone Star Airlines and served as Chief Executive Officer of that company from 1984 to 1996.

Class II Directors

Donald J. Breeding, age 75, has been a member of our Board of Directors since January 2003 and has been Chairman of our Board since November 2007. Mr. Breeding was President and Chief Executive Officer of Airline Management, LLC from 1997 to 2007. From 1992 to 1997, he served as President, Chief Executive Officer and Director of Continental Micronesia, a majority owned subsidiary of Continental Airlines, and from 1988 to 1992 he served as Senior Vice President, Operations of Continental Airlines. Prior to joining Continental Airlines, he served in a number of executive positions for Eastern Airlines and Texas International Airlines. Mr. Breeding was also a Director of Reliant Energy until December 31, 2009.

Susan M. Coughlin, age 64, was appointed to our Board of Directors in December 2008.  Ms. Coughlin has been the founder and President of Air Safety Management Associates, a consulting firm serving transportation clients, since 1997.  From February 1990 through April 1994, she was a Member and Vice Chairman of the National Transportation Safety Board (NTSB). Prior to her appointment to the NTSB, Ms. Coughlin was Deputy Federal Railroad Administrator from 1987 until January 1990.  She has held executive positions in the transportation industry since 1981, including President and Chief Executive Officer of the Aviation Safety Alliance.  Ms. Coughlin was formerly a director of Flyi, Inc. and is currently Lead Independent Director of Sensis Corporation.

R. Philip Shannon, age 62, has been a member of our Board of Directors since July 2003. He was an Assurance Partner with KPMG LLP from 1984 to 2001. Previously, he held other positions with the firm from 1972 to 1984. While with the firm, he served as a member of the National Industrial Products Committee and the Southeast Area Manufacturing Committee, and was Partner in Charge of the Southeast Area Industrial Products Group. Mr. Shannon is also a Director of Bulab Holdings, Inc.

Director Independence

Under the Company’s Corporate Governance Guidelines, a majority of the Company’s directors must be independent as determined under the criteria for independence established by the NASDAQ Stock Market (“NASDAQ”).  No director will be deemed to be independent unless the Board of Directors affirmatively determines that the director has no material relationship with the Company, directly or as an officer, share owner or partner of an organization that has a relationship with the Company.  The Board observes all criteria for independence established by NASDAQ listing standards and other applicable governing laws and regulations.

In its annual review of director independence, the Board considers all commercial, banking, consulting, legal, accounting, charitable or other business relationships any director may have with the Company.  As a result of this annual review, the Board has determined that all of the directors, with the exception of Mr. Trenary, are independent.  Mr. Trenary is not independent because of his position as President and Chief Executive Officer of the Company.  Even though he is not independent, Mr. Trenary has contributed to the Board and the Company through his experience, expertise and judgment.

Proposal 2:

RATIFICATION OF APPOINTMENTOF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors (the “Audit Committee”) desires to continue to engage the services of Ernst & Young LLP (“E&Y”) for the year ending December 31, 2010. Accordingly, the Audit Committee expects to reappoint E&Y to audit the financial statements of the Company for 2010 and report on those financial statements.  Stockholders are being asked to vote upon the ratification of the appointment.

All services provided by E&Y during the fiscal year 2009 were pre-approved by the Audit Committee.  The aggregate fees billed by E&Y for various services provided during 2009 and 2008 were:

Type of Fees	2009	2008
Audit Fees	$675,473	$757,320
Audit-Related Fees	-	-
Tax Fees	-	-
All Other Fees	-	-
Total	$675,473	$757,320

In the above table, in accordance with SEC definitions and rules, "audit fees" are fees billed to the Company for professional services for the audit of the Company's consolidated financial statements included in Form 10-K and review of financial statements included in Forms 10-Q, and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements; "audit-related fees" are fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company's financial statements; "tax fees" are fees billed for tax compliance, tax advice and tax planning; and "all other fees" are fees billed for any services not included in the first three categories.  Audit fees in 2009 and 2008 included billings of E&Y related to its annual audit of the Company's financial statements, review of the Company's quarterly financial statements and audit of the effectiveness of the Company’s internal control over financial reporting.

            Representatives of E&Y will be present at the Annual Meeting and will be available to respond to appropriate questions and make a statement should they so desire.

Vote Required For Ratification
The Audit Committee is responsible for selecting the Company’s independent registered public accounting firm. Accordingly, stockholder approval is not required to appoint E&Y as the Company’s independent registered public accounting firm for 2010. The Board of Directors believes, however, that submitting the expected appointment of E&Y to the stockholders for ratification is a matter of good corporate governance. If the stockholders do not ratify the appointment, the Audit Committee will reconsider E&Y’s appointment and review its future selection of the independent registered public accounting firm.

The ratification of the expected appointment of E&Y as the Company’s independent registered public accounting firm requires the affirmative vote of a majority of the shares present at the meeting in person or by proxy and entitled to vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS, WHICH IS DESIGNATED AS PROPOSAL 2 ON THE PROXY.

OTHER MATTERS

We have not received notice as required under our bylaws of any other matters to be proposed at the meeting. Consequently, the only matters to be acted on at the meeting are those described in this Proxy Statement, along with any necessary procedural matters related to the meeting. As to procedural matters, or any other matters that are determined to be properly brought before the meeting calling for a vote of the stockholders, it is the intention of the persons named in the accompanying proxy, unless otherwise directed in that proxy, to vote on those matters in accordance with their best judgment.

THE BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Board of Directors Leadership Structure

The Company has separate Chief Executive Officer and Board Chairman positions.  The Board believes this leadership structure is the most appropriate structure for the Company’s stockholders because it provides for an independent Board Chairman, as lead director of an independent Board of Directors, overseeing the duties of and providing guidance to a Chief Executive Officer with extensive experience in managing an airline.

Moreover, the Board believes it can best carry out its risk management oversight functions if the Board Chairman is not involved in the daily operations of the Company.  The Board, through its Audit Committee, receives reports from management on financial risk assessments, business risk assessments, regulatory compliance and enterprise risk management, and discusses with management the risks that are identified in those assessments. Moreover, management of risk related to aviation safety and operational performance is overseen by the Board’s Operational Performance and Safety Committee.  The Company’s Compensation Committee addresses risk related to the Company’s compensation structure. The Board has resolved to set the “Tone at the Top” with respect to overall risk management and compliance and to oversee, and not directly manage, the Company’s material risks.  Given the importance of safety and operational performance at airlines, the Company believes it most prudent to have its Chief Executive Officer focus primarily on those items and have its Board Chairman assist the Chief Executive Officer in overseeing overall risk management (including with respect to the Company’s strategy, capital structure, liquidity management, and relationships with its mainline partners) and corporate governance.

Committees Established by the Board

The Board of Directors has established standing committees to assist it in the discharge of its responsibilities.  The principal committees, their current members and the principal responsibilities of each are described below.

Meetings Attended by Directors

During 2009, the Board of Directors met 15 times and its standing committees met a total of 35 times.  The independent directors of the Company typically meet prior to the Committee and Board meetings in executive sessions with no members of management present. These executive sessions’ discussions may include such topics as the independent directors determine.  Each director attended at least 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of each committee of which he/she was a member, which were held during the period in which that person was a director or committee member.

The Audit Committee

The Board of Directors has adopted a written charter for the Audit Committee, a current copy which is available under the Corporate Governance section of our website, www.pncl.com. The information on our website, however, is not a part of this Proxy Statement.  The members of the Audit Committee are Messrs. Shannon, Chairman of the Committee, Massey and Schreier. Each of the committee members is independent as defined under and required by the federal securities laws and NASDAQ listing standards. Additionally, the Board of Directors has determined that Mr. Shannon qualifies as an audit committee financial expert under the federal securities laws. The Audit Committee met nine times during 2009. The Audit Committee's principal duties are:

•
to retain, compensate, oversee and terminate any registered public accounting firm in connection with the preparation or issuance of an audit report (and to seek stockholder ratification of the firm so retained);

•	to approve all audit services and any permissible non-audit services provided by the independent auditors;
•	to receive the direct reports from any registered public accounting firm engaged to prepare or issue an audit report;
•	to review and discuss annual audited and quarterly unaudited financial statements with management and the independent auditors;

•	to review with management and the independent auditors the report of management on the effectiveness of the Company’s internal control over financial reporting as required by Sarbanes-Oxley;
•	to review with the independent auditor any audit problems and management's response;
•	to discuss earnings releases, financial information and earnings guidance provided to analysts and rating agencies;
•	to meet periodically and separately with management, internal auditors and the independent auditors;
•	to establish procedures to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters;
•
to obtain and review, at least annually, an independent auditors' report describing the independent auditors' internal quality-control procedures and any material issues raised by the most recent internal quality-control review of the independent auditors or any inquiry by governmental authorities;

•	to review the Company’s overall business risk assessments and related risk management policies, procedures and plans;
•	to obtain and review, at least quarterly, a report of the Company’s Compliance Oversight Committee and discuss the Company’s regulatory risks; and
•	to report regularly to our full Board of Directors with respect to any issues raised by the foregoing.

Audit Committee Report

The Audit Committee has reviewed and discussed our audited financial statements with management, which has primary responsibility for the preparation of those financial statements.  The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Codification of Statements of Auditing Standards, AU Section 380, “The Auditors Communication with Those Charged with Governance”, as adopted by the Public Company Accounting Oversight Board, Sarbanes-Oxley and other matters required by the Audit Committee's charter.  The Audit Committee has received the written disclosures and the letter from the independent public accountants required by Public Company Accounting Oversight Board Rule 3526, “Communication with Audit Committees Concerning Independence.”  The Audit Committee discussed the independence of the independent accountants.  Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the Securities and Exchange Commission ("SEC").

Audit Committee
R. Philip Shannon, Chairman
Ian Massey
Thomas S. Schreier, Jr.

The Compensation Committee

The Compensation Committee, which met six times during the Company's latest fiscal year, operates under a written charter, a current copy of which is available under the Corporate Governance section of our website, www.pncl.com. The information on our website, however, is not a part of this Proxy Statement. The Compensation Committee is composed of Messrs. Massey, Chairman of the Compensation Committee, Breeding, McGehee and Shannon, all of whom are independent as defined under NASDAQ listing standards.

The principal duties of the Compensation Committee are as follows:

•	to review key employee compensation policies, plans and programs;
•
to review, approve and recommend to the Board the compensation of the Company's Chief Executive Officer (“CEO”) and the other executive officers of the Company and its subsidiaries, which is then approved by the Board;

•	to review, approve and recommend to the Board any employment contracts or similar arrangement between the Company and any executive officer of the Company;

•	to review and recommend to the Board with respect to succession planning for officers and senior employees;
•	to review and consult with the Company's CEO concerning selection of officers, management succession planning, performance of individual executives and related matters; and
•
to administer our stock plans, incentive compensation plan programs and any such plans that the Board may from time to time adopt and to exercise all the powers, duties and responsibilities of the Board of Directors with respect to such plans.

All particular compensation levels, goals, objectives, plans, policies and programs recommended by the Compensation Committee are subject to approval by the Board before implementation by the Company.

In 2009, the Compensation Committee engaged Mercer Human Resources as a compensation consultant to provide advice and recommendations on the amount and form of executive and director compensation.  The fee paid by the Company to Mercer Human Resources for this engagement was $61,760.

In addition, Mercer Human Resources and its affiliates provided additional services to the Company.  These services included benefit consulting services, insurance broker services and strategic/financial analysis consulting services.  The total amount paid for such services was $349,675.  Management decided to retain these firms to provide the benefit consulting and insurance broker services.  The decision to engage a Mercer Human Resources affiliate for the strategic/financial analysis consulting services was recommended by management of the Company and approved by the Board of Directors.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management, among other things, the section of this Proxy Statement captioned “Compensation Discussion and Analysis.”  Based on that review and discussion, the Compensation Committee has recommended to our Board that the “Compensation Discussion and Analysis” section be included in this Proxy Statement.

Compensation Committee
Ian Massey, Chairman
Donald J. Breeding
James E. McGehee, Jr.
R. Philip Shannon

Compensation Committee Interlocks and Insider Participation

During 2009, no member of the Compensation Committee was or had been an officer or employee of the Company or any of its subsidiaries or had any relationship requiring disclosure pursuant to Item 404 of Regulation S-K.

During 2009, none of the executive officers of the Company was a member of the Board of Directors, or any committee thereof, of any other entity that employed any member of the Company’s Compensation Committee or Board of Directors.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors (the "Nominating Committee"), which met four times during the Company’s latest fiscal year, operates in accordance with its charter, a current copy of which is available under the Corporate Governance section of our website, www.pncl.com. The information on our website, however, is not a part of this Proxy Statement. The Nominating Committee is composed of Messrs. Tomassetti, Chairman of the Committee, Massey, Breeding and Ms. Coughlin. All members of the nominating committee are independent as defined under NASDAQ listing standards.

The principal duties of the Nominating Committee are as follows:

•	to recommend nominees for election to the Board by the stockholders at the Annual Meeting;
•
to make recommendations to the Board of Directors regarding corporate governance matters and practices, and to oversee periodic self-assessments of the Board, its individual members and each of its committees;

•	to make recommendations to the Board on the establishment and responsibilities of various committees, including as necessary, special committees of the Board;
•	to make recommendations concerning membership on Board Committees and the rotation of members and chairs;
•
to develop and recommend to the Board Corporate Governance Guidelines (available under the Corporate Governance section of our website, www.pncl.com)  applicable to the Company, review and reassess the adequacy of the Corporate Governance Guidelines and recommend changes to the Board for approval; and

•	to develop and recommend to the Board a program for Board education and training.

The Nominating Committee identifies candidates for nominees based upon both its criteria for evaluation and the candidate's previous service on the Board. Additionally, the Nominating Committee may use the services of a search company in identifying nominees. Although the Nominating Committee has not determined specific minimum qualifications for its nominees, it and the Board evaluate candidates based upon:

•	character, personal and professional ethics, integrity and values;
•	executive level business experience and acumen;
•	relevant business experience or knowledge (although preference may be shown for experience in or knowledge of the aviation and travel/leisure industries, it is not a prerequisite);
•	skills and expertise necessary to make significant contributions to the Company, its Board and its stockholders;
•	business judgment;
•	availability and willingness to serve on the Board;
•	independence requirements under NASDAQ listing standards;
•	potential conflicts of interest with the Company or its stockholders taken as a whole; and
•	accomplishments within the candidate's own field.

In addition, the Company’s Corporate Governance Guidelines direct the Board to consider the diversity of experience of the Board as a whole in evaluating the suitability of individual Board members.  The Board’s consideration of diversity takes into account many factors, including a general understanding of aviation and finance, sound judgment and professional background.  This diversity policy is implemented through consideration of the above-listed evaluation criteria by the Nominating Committee.  The effectiveness of this policy is assessed by the Nominating Committee and Board on an annual basis when they determine whether to nominate for re-election directors whose terms are expiring and through the use of annual director peer evaluations.

Each nominee and current director brings a strong and unique set of characteristics, skills and experience to the Board.  This gives the Board competence and experience in a wide variety of areas, including board service, corporate governance, executive management, finance, aviation safety, government and international business.  Set forth below are the specific experience, qualifications, attributes and skills of the nominees and current directors.

Donald Breeding

Mr. Breeding was an executive and senior officer at major airlines for several years before joining the Company’s Board.  In addition, much of his former experience was with a major customer of the Company, making him a valuable resource in maintaining a positive relationship with that customer and with other airline executives with whom he has had lengthy relationships.

Susan Coughlin

Ms. Coughlin gives the Board experience in the areas of aviation safety, regulatory compliance and, as a result of holding public office (including at the National Transportation Safety Board), government affairs. Her contacts with and understanding of aviation authorities have been valuable to the Company.

Ian Massey

Mr. Massey has served as chief financial officer for an international commercial aircraft manufacturer, and more recently was an executive in an investment company specializing in aviation-related investments.  He has extensive experience in strategic planning which has been valuable to the Company.

James McGehee

Mr. McGehee’s tenure as Chairman of the Memphis Airport Authority Board of Commissioners for over 15 years brings aviation experience, business leadership skills and a local Memphis presence to the Board.  In addition, Mr. McGehee has lengthy relationships with executives at the Company’s largest customer. Finally, Mr. McGehee provides immediate insight of our shareholders’ perspective during the Board’s deliberations, as he is a major shareholder of the Company.

Thomas Schreier

Mr. Schreier brings a unique background in aviation finance to the Board.  His finance experience has been instrumental in the Company’s financial planning, financing and liquidity management, as well as the Board’s oversight of its risk management related to corporate finance matters.  Mr. Schreier also has lengthy relationships with many significant executives at regional and major airlines.

Philip Shannon

Mr. Shannon has an extensive background in public accounting.  He was an audit partner at a national public accounting firm for 17 years, having led the audits of numerous public companies.  He brings a strong understanding of internal control and procedures over financial accounting.  He was recruited to the Board to chair the Company’s Audit Committee and currently serves in that capacity.

Alfred Spain

Mr. Spain’s very recent experience as a senior operations officer at a major U.S. airline provides the Board with expertise in the areas of aviation management, operations and safety.  His insight into compliance with aviation regulatory requirements is critical to the Board’s overall risk management oversight duties.

Nicholas Tomassetti

A distinguished career with several international aircraft and engine manufacturers has provided Mr. Tomassetti with extensive experience in aircraft and engine performance and equipment leases.  He has maintained contacts with certain Company suppliers which have proven valuable to the Company.

Philip Trenary

Mr. Trenary has an extensive background in aviation, and has served in executive positions at airlines since 1984.  Mr. Trenary brings leadership skills and consensus-building attributes to the Board and acts a liaison between the Board and management of the Company.  Mr. Trenary also has knowledge of and lengthy relationships with many significant executives at regional and major airlines.  In addition, Mr. Trenary serves on several business and non-profit organization Boards in the Memphis area, providing the Company with a community presence at its corporate headquarters and largest hub.

The Nominating Committee has adopted a policy with regard to considering a stockholder's nominee. To submit a nominee for consideration, a stockholder must provide to the Nominating Committee:

•	proof of the stockholder's eligibility to submit proposals in accordance with Rule 14a-8(b) of the Exchange Act of 1934, as amended;
•	a complete description of the candidate's qualifications, experience and background; and
•	the candidate's signed consent to serve on the Board.

In general, the Nominating Committee will evaluate a candidate identified by a stockholder using the same standards as it uses for candidates it identifies. Before recommending a stockholder's candidate, the Nominating Committee may also:

•	consider whether the stockholder candidate will significantly add to the range of talents, skills and expertise of the Board;
•	conduct appropriate verifications of the background of the candidate; and
•	interview the candidate or ask the candidate for additional information.

The Nominating Committee has full discretion not to include a stockholder's candidate in its recommendation of nominees to the Board. If the Nominating Committee does not recommend a stockholder's candidate to the Board, it will not make public the reason or reasons for its decision.

The Finance Committee

The Finance Committee of the Board of Directors, which met eight times during the Company's latest fiscal year, is composed of Messrs. Schreier, Chairman of the Committee, McGehee, Spain and Tomassetti.  The principal duties of the Finance Committee are as follows:

•
to review all capital expenditures on behalf of the Company in excess of $250,000. The Finance Committee has the authority to approve all transactions involving capital expenditures on behalf of the Company that are in excess of $250,000 but less than $1,000,000. The Finance Committee makes recommendations to the Board of Directors regarding any transaction involving capital expenditures of $1,000,000 or greater;

•	to review and make recommendations to the Board of Directors regarding the following:
(1) the Company’s annual operating and capital budget;
(2) all forms of major financing, including the issuance of securities, corporate borrowings and investments and lease financing; and
(3) the Company’s dividend policy and any stock repurchase program; and
•	to review and consult with management regarding the following:
(1) the Company’s financial planning activities, capital structure, financial condition and liquidity requirements;
(2) the Company’s financial risk management policies; and
(3) the Company’s investment policies other than investment policies and funding requirements with respect to our employee benefit plans.

The Operational Performance and Safety Committee

The Operational Performance and Safety Committee of the Board of Directors met eight times during the year. This committee is currently comprised of Messrs. Spain, Chairman of the Committee, Breeding, Tomassetti, and Ms. Coughlin. The Board of Directors has authorized the Operational Performance and Safety Committee to review all information that the Company has available regarding, and to speak with all Company personnel, agents and vendors involved in, its operational performance and its safety and security efforts.  Based upon that input, the Committee is authorized to make recommendations to management in those areas and to report its findings and recommendations to the Board of Directors.

EXECUTIVE OFFICERS

The following is a brief discussion of the business experience of the Company's executive officers who do not also serve on the Board of Directors:

Douglas W. Shockey, age 50, was recently named Executive Vice President and President – Airline Subsidiaries. Prior to that appointment, Mr. Shockey was Vice President and Chief Operating Officer of the Company since September 2002. Mr. Shockey was Vice President, Maintenance and Engineering from December 1995 to August 2002. Prior to joining the Company, Mr. Shockey was Vice President, Maintenance and Engineering for Flagship Airlines from 1988 to 1995. Previously, Mr. Shockey was Vice President of Air Midwest from 1984 to 1988.

Peter D. Hunt, age 40, has been Vice President and Chief Financial Officer of the Company since December 2004.  Prior to joining the Company, Mr. Hunt was Managing Director, Corporate Finance at Continental Airlines, Inc. from 2000 to 2004.  Mr. Hunt also served in several finance positions of increasing responsibility at Continental Airlines, Inc. from 1996 to 2000, including Director, Financial Analysis.  Prior to joining Continental, Mr. Hunt was employed with BDO Seidman, LLP.

George A. Casey, age 62, had been President and General Manager of Colgan Air, Inc. since October 2007.  In January 2010, his title was changed to Senior Vice President – Operations, although his duties at Colgan Air did not change. Mr. Casey is a 35-year veteran of the airline industry.  He joined Pinnacle Airlines, Inc. in 2003 as Director of the Corporate Education Center.  He was previously Chief Operating Officer of Gulfstream Airlines, and held numerous positions at Express One Airlines and Eastern Airlines.

Brian T. Hunt, age 50, has been Vice President and General Counsel of the Company since January 2009. In July 2009, he was named Corporate Secretary, as well as the Company’s Chief Compliance Officer. Prior to joining the Company, Mr. Hunt was Senior Vice President, General Counsel and Corporate Secretary at ATA Airlines, Inc. from 1990 to December 2008.   Prior to joining ATA Airlines, Mr. Hunt was in private law practice in Indianapolis, IN.

Robert K. Muhs, Jr., age 55, has been Senior Vice President – Operations at Pinnacle Airlines, Inc. since January 2010.  Prior to joining the Company, Mr. Muhs was Vice President, Flight Operations and System Operations Control at Northwest Airlines from June 2009 to October 2009.  He joined Northwest in June of 1977 as a Transportation Agent and held numerous positions with increasing responsibilities in system operations control through September 2009. He was a member of the Board of Directors of Compass Airlines, Inc. from December 2007 until October 2008.

Code of Business Conduct

The Company has adopted a Code of Business Conduct that applies to all the Company’s and its subsidiaries’ directors, officers and employees.  The Code of Business Conduct satisfies the SEC’s description of a “code of ethics” and NASDAQ’s requirement for a “code of conduct.”  A current copy of the Code of Business Conduct is available under the Corporate Governance section of our website, www.pncl.com.  The information on our website, however, is not at part of this Proxy Statement.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The Compensation Committee of the Board administers all plans and programs connected with compensation of the named executive officers (“NEOs”).  Information concerning the Compensation Committee, its current members, and its charter is provided under the caption “The Compensation Committee.”

General Philosophy

To fulfill its principal duty to review and approve the compensation policies, plans and programs applicable to the NEOs, the Compensation Committee analyzes several objectives. The objectives of the Company's executive compensation programs are:

•	to attract and retain the best and most qualified executives,
•	to motivate executives to achieve the Company's goals,
•	to link executive and stockholder interests through the use of equity-based compensation, and
•	to compensate executives competitively and in a manner that recognizes both corporate achievement and individual contributions.

With the assistance of its compensation consultant, the Company chose to compare its compensation programs with the executive compensation of other companies of similar size and composition within the airline and transportation industries. These peer group companies include eight passenger airline companies (Alaska Air, SkyWest, JetBlue, AirTran, ExpressJet, Mesa Air, Republic Airways and Allegiant Travel), four trucking companies and one air cargo company and are believed by the Compensation Committee to be the natural competitors for individuals with the skills and experience of the Company’s executives. The Company strives to set overall compensation for its executives in the median of the range.  This philosophy applies to all executives of the Company, as well as other key employees.  In fact, however, compensation for its NEOs currently is, on average, below market median.

Each year, the Compensation Committee reviews the Company's executive compensation policies and programs and the overall compensation paid to the Company's executive officers.  The Compensation Committee approves all base salary changes and determines the performance goals for annual incentive compensation, as well as the nature, number and amount of long-term incentive awards for the Chief Executive Officer (“CEO”) and other NEOs.  The Compensation Committee regularly reviews competitive market compensation data to establish total target compensation levels for the Company's executives.  In evaluating executive compensation, including the determination of competitive market data, the Compensation Committee periodically obtains the advice of independent consultants. In addition, the Compensation Committee and its consultants review and consider as necessary the executive compensation policies of other publicly-traded companies with characteristics deemed to be comparable to those of the Company.

To assist the Company in establishing “target overall compensation” – i.e., the aggregate level of compensation that it will pay if performance goals are fully met – the Compensation Committee periodically completes a comprehensive evaluation of the Company's compensation plan for its executive officers, with the assistance of its independent consultants.  As to incentive compensation paid with respect to 2009, the Compensation Committee hired Mercer Human Resources to assist in selecting an appropriate peer group, gathering information and providing analyses with respect to compensation paid by the Company, as compared to its peer group (including those other publicly-traded regional airlines whose performance is reflected in the stock performance graph contained in our Annual Report to Stockholders, which accompanies this Proxy Statement).

In order not to place too much emphasis on short-term financial results, the Company established a balanced mix of annual incentive compensation and long-term incentive compensation.  The annual incentive compensation comprises less than 50% of the NEOs’ total compensation opportunity.  This approach mitigates the potential that NEOs will take actions to achieve short-term goals while not focusing on long-term growth measures, profitability and sustained performance.  As a result of an analysis of the Company’s compensation policies and practices, including both the annual incentive compensation plan and long-term incentive compensation plan, the Company’s Compensation Committee concluded that any risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

All executive compensation amounts, goals, objectives, plans, policies and programs recommended by the Compensation Committee are subject to approval by the Company’s Board of Directors before implementation by the Company, and any such approval must have been by a majority of the independent directors of the Company.

Compliance with the $1 Million Limit on Deductible Compensation.  In 1993, Section 162(m) of the Internal Revenue Code was enacted which denies a publicly held corporation, such as the Company, a federal income tax deduction for compensation in excess of $1 million in a taxable year paid to each of its chief executive officer and the four other most highly compensated executive officers. Certain "performance based" compensation, such as stock options awarded at fair market value, is not subject to the limitation on deductibility provided that certain stockholder approval and independent director requirements are met.

To the extent consistent with the Company's compensation policies and the Compensation Committee's assessment of the interests of stockholders, the Company intends to design its executive compensation programs to preserve its ability to deduct compensation paid to executives under these programs. However, the Compensation Committee will balance the costs and burdens involved in compliance with the limitations for deductibility contained in Section 162(m) against the value of the tax benefits to be obtained by the Company thereby, and may in certain instances pay compensation that is not fully deductible if in its determination such costs and burdens outweigh such tax benefits.

Allocation among Components

There are three basic components to the Company's executive compensation programs: base salary, annual incentive compensation and long-term incentive compensation (including equity participation).

Base Salaries

In general, salaries are targeted at the median market levels for regional airline executives.  Certain salaries are adjusted up or down from target for individual performance, experience, skills, tenure and the need for retention.  The Compensation Committee believes it is crucial for the Company to provide executive salaries within a competitive market range in order to attract and retain highly talented executives. The specific competitive markets considered depend on the nature and level of the positions in question, the labor markets from which qualified individuals are recruited, and the companies and industries competing for the services of the Company's executives.

Base salary levels are also dependent on the performance of each individual executive over time. Thus, executives who sustain higher levels of performance over time will have correspondingly higher salaries. Salary adjustments are based on competitive market salaries and general levels of market increases in salaries, individual performance, overall financial results and changes in job duties and responsibilities. All base salary increases are based on a philosophy of relative salary equity, market demand and pay-for-performance.

During 2009, the salaries of the Company’s non-union employees, including its executives, were frozen due to, among other things, the fact that the Company would not be receiving increases in its rates under its capacity purchase agreements.

CEO base salary.   Mr. Trenary’s base salary is determined annually by the Compensation Committee.  During 2009, Mr. Trenary received a base salary of $380,000. Mr. Trenary’s base salary was at the midpoint of the range for the market.  In establishing Mr. Trenary's compensation, the Compensation Committee also considered his expected future contributions to the Company’s performance.

NEOs’ base salaries.  Base salaries for other NEOs are determined by the Compensation Committee each year taking the CEO’s recommendations into account. Recommendations are generally based on corporate performance (as measured by financial, quality and strategic objectives), individual overall performance during the prior year, and competitiveness in the market.  As previously mentioned, the Company strives to pay its executives at levels consistent with the midpoint of the range for our industry. As was the case with Mr. Trenary, the other NEOs did not receive a salary increase in 2009.  Salaries for the Company’s other executives are at a level consistent with the midpoint of the range for the market.

Annual Incentive Compensation

The Company's Annual Management Bonus Plan provides for the payment of cash incentive awards to participants based on the achievement of a combination of certain corporate, operational unit and personal performance goals for the year.  Each year, the Compensation Committee establishes and the Board approves the corporate, operational unit, and personal performance objectives and priorities for the CEO and other NEOs, in order to elicit management behaviors that will, in the then current judgment of the Board of Directors, yield the greatest benefit to the Company’s stockholders. The corporate component of the incentive plan requires management to achieve corporate-wide objectives, such as achieving a pre-determined level of income. In 2009, that objective was to achieve planned earnings per share and to have no material weaknesses in internal control over financial reporting at year end. These objectives were met in 2009. The operational unit component is based on certain operational objectives for the respective unit, such as achieving certain levels of on-time performance or achieving a target for the percentage of completed flights. These operational unit objectives are established at the beginning of each year.  In 2009, those objectives were to be accident free and meet defined safety goals, achieve partner contract operating performance incentive levels and be in the top of the Company’s peer group for flight completion factor and on-time arrivals. These objectives were partially met in 2009. The personal performance component is based on the participant's performance relative to his or her individual performance objectives for the year, which are weighted to reflect their relative priority.  The primary personal objectives of the Company’s current NEOs included the following: Mr. Trenary – resolution of the Company’s convertible note put obligation and concluding a collective bargaining agreement with the Company’s pilots; Mr. Shockey – implementation of a disaster recovery “dark site” and plan for consolidation of certain functions of Colgan Air; Mr. Peter Hunt – resolution of the Company’s convertible note put obligation and development of Pinnacle training curriculum for Company finance and accounting staff; and Mr. Brian Hunt – development of a Corporate Compliance Program and management of Colgan Air Flight 3407 litigation defense activities.  None of the NEOs met all of their individual objectives in 2009, and therefore, in the exercise of discretion by the Compensation Committee, they received only a fraction of the potential maximum annual incentive amount.  However, all NEOs received a bonus of their target level.

The maximum annual incentive amounts for each of the NEOs for 2009 were as follows:

Name	Annual Incentive Compensation Target as a Percentage of Base Salary	Annual Incentive Compensation Maximum as a Percentage of Base Salary
Philip H. Trenary	60%	120%
Douglas W. Shockey	50%	100%
Peter D. Hunt	50%	100%
Clive A. Seal	25%	30%
Brian T. Hunt	50%	100%

Each year, the Compensation Committee compares each executive’s performance for the year to the performance goals established at the beginning of the year.  The Compensation Committee carefully considers each executive’s performance for the year and after due deliberation, thoughtfully chooses the appropriate amount of incentive compensation to recommend to the Board, within the limitations in the foregoing table.  Although this form of incentive compensation is generally awarded after the successful completion of pre-determined performance targets, the amount of compensation to recommend for grant, if any, is solely in the discretion of the Compensation Committee based upon the circumstances and conditions at the time of award.  The Company does not have a fixed policy or contractual right to retroactively recoup incentive compensation paid if the performance measure is later adjusted in a way that would have reduced the size of such compensation.

The Compensation Committee believes that the Company’s annual incentive program is appropriately structured so as to discourage the NEOs from taking excessive risk.  As mentioned above, there are corporate, operational unit and personal performance goals which vary widely and change from year to year.  The goals contain both quantitative and qualitative features. While the Compensation Committee does not believe the goals can be easily met, it also does not believe the goals are such that the NEOs would engage in excessively risky behavior to achieve them, and the Committee believes that its discretion to reduce incentive pay for excessively risky behavior also acts as an effective deterrent to any such behavior.

The cash incentive payment for 2009, which was paid in March 2010 to each of the NEOs, is shown in the "Bonus" column of the Summary Compensation Table.

Long-Term Incentive Compensation

Under the Company's stock incentive plans, the Compensation Committee may grant stock options and other stock-based awards to officers and key employees of the Company. This equity participation is designed to align the interests of the employees receiving stock awards with the Company's stockholders over the long term and is used as a retention tool. The Company's long-term equity-based compensation program consists primarily of stock option and restricted stock grants that vest over a multi-year period.  In addition, awards of deferred stock and restricted units may be made on a selective basis to individual executives to enhance the incentive for them to remain with the Company.  The Company periodically grants new awards to provide continuing incentives for future performance.  Like base salary and the annual incentive payments, award levels are set with regard to competitive considerations, and each individual's actual award is based upon the individual's performance, potential for increased responsibility and contributions, leadership ability and commitment to the Company's strategic efforts.  The Compensation Committee generally considers grants in January of each year, although grants can be made by the Board at any time.

Because the long-term equity awards are time-vested and not performance-vested, the Compensation Committee does not believe the equity awards encourage risk-taking on the part of the NEOs.  The value of the awards to the NEOs appreciates as the value of the Company’s stock appreciates.  This serves the best interests of the Company’s stockholders because it ties NEO equity award value to share price.

Long-term incentives historically have been granted in increments of 50% restricted stock and 50% stock options based on the following base salary multiples:

Name	Target Percentage of Base Salary	Maximum Percentage of Base Salary
Philip H. Trenary	200%	250%
Douglas W. Shockey	150%	187.5%
Peter D. Hunt	150%	187.5%
Clive A. Seal	100%	125%
Brian T. Hunt	150%	187.5%

        The Company values its grants of restricted stock and stock options at fair value using the closing stock price on the date of grant.

In January 2010, the Company granted 219,674 shares of restricted stock to its executive officers and members of its Board of Directors and 484,351 stock options to its executive officers, members of its Board of Directors and certain other employees, respecting the performance of the directors, employees and the Company in 2009.  Both the restricted stock and option grants vest ratably over a three-year period and the options expire ten years from the grant date.

The Company does not require its officers to retain any particular number of shares of its stock.  The Compensation Committee does consider amounts paid or realizable from prior compensation and the tax impact of different forms of compensation in setting current compensation, in its discretion, but has no formulaic approach to these factors.

Severance Benefits

The Company entered into employment agreements with Messrs. Trenary, Shockey and Peter Hunt in August 2005.  Under each agreement, in the event of a termination of the executive’s employment by the Company other than for ‘‘cause’’ (as defined in the Compensation Agreements) or by the executive for ‘‘good reason’’ (as defined in the Compensation Agreements), subject to the executive’s execution of a general release, the executive would receive:
•
a severance payment equal to the sum of one-and-one-half (1.5) times (2.0 times for Mr. Trenary) the executive’s annual base salary (except in the event of certain terminations upon a “change in control” of the Company as defined in the Compensation Agreements, in which event it is 2.0 times for all three executives),

•	the target incentive bonus the executive would have received with respect to the year of termination and
•	coverage under the Company’s medical and dental plans until the earlier of the second anniversary of the executive’s termination of employment or the date the executive is employed by a new employer.

On December 12, 2008, the Company entered into amended and restated management compensation agreements (the “Restated Agreements”) with Messrs. Trenary, Peter Hunt and Shockey. The previous Compensation Agreements were amended and restated to make several technical changes that were designed to bring the Executives’ agreements into compliance with Section 409A of the Internal Revenue Code of 1986.

Each of these executives also is subject to a one-year covenant not to compete with the Company, subject to certain conditions, or to solicit its employees upon termination of his employment with the Company, as well as a covenant not to reveal the Company’s confidential information or disparage the Company during the term of employment or thereafter. Notwithstanding the provisions of the agreements, each executive agrees that any payments or benefits not permitted by the Air Transportation Safety and System Stabilization Act will be deferred until allowed under the Act and, to the extent the Act does not permit deferral of any payments or benefits, the payments and benefits will not exceed the maximum amount allowed under the Act.

If any of Messrs. Trenary, Shockey and Peter Hunt had become eligible to receive post-termination compensation under his respective Restated Agreement on December 31, 2009, the executive officer would have received the following amounts in equal biweekly installments over two years:

Name	Severance payment if terminated by the Company other than for “cause” or by the NEO for “good reason”	Severance payment if terminated upon a “change in control” of the Company
Philip H. Trenary	$1,008,270	$1,008,270
Douglas W. Shockey	$542,670	$673,485
Peter D. Hunt	$485,465	$604,836

The above table includes two years of benefits under the Company’s medical and dental plans, calculated using the COBRA rates in effect for 2010. These benefits totaled $20,693 for Mr. Trenary, $19,408 for Mr. Shockey and $7,980 for Mr. Peter Hunt.

The Company does not have employment contracts with any of its other executives.  Any severance benefits granted would be on a case-by-case basis.

401(k) Plan

The Pinnacle Airlines, Inc. Savings Plan (the “Savings Plan”), is a defined contribution plan covering substantially all employees of Pinnacle Airlines, Inc. and Pinnacle Airlines Corp.  Each year, participants may contribute a portion of their pretax annual compensation, as defined in the Savings Plan, subject to Internal Revenue Code limitations.  Participants may also contribute amounts representing distributions from other qualified plans.  Participants who have attained age 50 before the end of the plan year are eligible to make catch-up contributions.

In 2007, 2008 and the first quarter of 2009, the Company’s match for participants who were not represented for purposes of collective bargaining, including executive officers, was based on the following table:

Employee Contribution	Company Match

First 3%	Dollar for dollar, or 100%
Next 3%	Matched at 67%

The Company’s 2007 and 2008 matching 401(k) contribution for each of the NEOs is included in the “All Other Compensation” column of the Summary Compensation Table.  Effective March 1, 2009 the Company suspended its Savings Plan match for all non-pilot employees.  Accordingly, the amount in the NEOs’ “All Other Compensation” column of the Summary Compensation Table for 2009 only reflects a matching 401(k) contribution for the first quarter of 2009.  Effective January 1, 2010, the Company resumed providing the matching 401(k) contribution at the same percentages set forth above.

Perquisites and Other Benefits

The Company grants certain perquisites to its executives that are not available to other employees.  During 2009, the amount of perquisites (excluding the annual wellness visit to the Mayo Clinic) did not exceed $10,000 in the aggregate for any of the NEOs.

        Flight Benefits

Each of the NEOs and certain other officers of the Company receive flight benefits on Pinnacle Airlines, Inc. and Delta Air Lines flights.  These benefits permit positive space travel by the executive and the executive’s family.  Such flight benefits for personal travel represent taxable income for each executive at a value determined by the Company in accordance with industry standards.  Our Airline Services Agreement with Delta provides for this benefit at no incremental cost to the Company.

Other Perquisites

Other perquisites granted to the Company’s executive officers include an annual wellness visit to the Mayo Clinic, an annual membership to Delta’s SkyClub program, and complimentary parking at the Memphis International Airport.

EXECUTIVE COMPENSATION

The table below summarizes the total compensation paid or earned by each of the Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated executive officers of the Company (the “Named Executive Officers” or “NEOs”) for the years ended December 31, 2009, 2008 and 2007.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)(4)	Stock Awards ($)(3)		Option Awards ($)(3)		Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	Other Annual Compensation ($)(4)	Total ($)
Philip H. Trenary	2009	379,837	(1)	360,081	170,180	(8)	170,180	(8)	—	—	2,337	1,082,615
President and Chief Executive Officer	2008	373,118		236,183	403,696		403,696		—	—	11,500	1,428,193
	2007	385,359	(7)	291,897	445,375		445,375		—	—	11,250	1,579,256

Douglas W. Shockey	2009	261,631	(1)	192,688	87,916	(8)	87,916	(8)	—	—	2,818	632,969
Chief Operating Officer and president –Airline Subsidiaries	2008	257,001		154,881	208,550		208,550		—	—	11,500	880,482
	2007	271,964	(7)	170,661	206,250		206,250		—	—	11,250	866,325

Peter D. Hunt	2009	238,742	(1)	203,050	80,223	(8)	80,223	(8)	—	—	5,318	607,556
Vice President and Chief Financial Officer	2008	234,519		127,813	190,300		190,300		—	—	11,500	754,432
	2007	251,518	(7)	156,075	195,844		195,844		—	—	11,250	810,531

Clive A. Seal(5)	2009	201,677		47,646	45,180	(8)	45,180	(8)	—	—	3,278	342,961
Former president and general manager, pinnacle airlines, inc.	2008	201,677		34,537	101,007		101,007		—	—	11,500	449,728
	2007	185,524		43,367	60,450		60,450		—	—	11,250	361,041

Brian T. Hunt(6)	2009	192,308		169,681	44,804	(8)	44,804	(8)	—	—	—	451,597
Vice President and General Counsel

(1)
Messrs. Trenary, Shockey and Peter Hunt did not receive a base Salary increase in 2009.  The difference between 2009 Salary and 2008 Salary is due to a mid-year increase in 2008 which remained unchanged through 2009.

(2)	The amounts shown represent payments under the Company’s Annual Management Bonus Plan.
(3)
Amounts shown do not reflect compensation actually received by the NEO. The values of the stock and option awards are based on the fair value as of the grant date of the award determined pursuant to FASB ASC 718.  See Note 11 to the Company’s Consolidated Financial Statements contained in the Company’s Form 10-K for the fiscal year ended December 31, 2009.

(4)	The amounts shown represent the Company’s contributions to the Savings Plan. During 2009, the amount of perquisites did not exceed $10,000 in the aggregate for any one of the NEOs.
(5)	Mr. Seal retired from the Company on December 31, 2009.
(6)	Mr. Brian Hunt joined the Company on January 5, 2009.
(7)	2007 base Salary includes a one-time payment to retroactively bring base Salary into alignment with peer averages.
(8)	2009 restricted stock and option grants were below target levels to minimize their dilutive effect, primarily because of the significant decline in the Company’s stock price during 2008.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth summary information concerning the grants of plan-based awards to the NEOs during the year ended December 31, 2009.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number Of Shares Of Stock Units (#)	All Other Option Awards: Number Of Securities Underlying Options (#)	Exercise or Base Price of Option Awards (2) ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Philip H. Trenary	1/15/2010	—	—	—	66,372	132,744	165,930	—	—	—	—
	1/15/2009	—	—	—	—	—	—	64,219	—	—	170,180
	1/15/2009	—	—	—	—	—	—	—	127,568	$2.65	170,180

Douglas W. Shockey	1/15/2010	—	—	—	34,288	68,576	85,720	—	—	—	—
	1/15/2009	—	—	—	—	—	—	33,176	—	—	87,916
	1/15/2009	—	—	—	—	—	—	—	65,902	$2.65	87,916

Peter D. Hunt	1/15/2010	—	—	—	31,288	62,576	78,220	—	—	—	—
	1/15/2009	—	—	—	—	—	—	30,273	—	—	80,223
	1/15/2009	—	—	—	—	—	—	—	60,136	$2.65	80,233

Clive A. Seal	1/15/2010	—	—	—	—	—	—	—	—	—	—
	1/15/2009	—	—	—	—	—	—	17,049	—	—	45,180
	1/15/2009	—	—	—	—	—	—	—	33,867	$2.65	45,180

Brian T. Hunt	1/15/2010	—	—	—	26,211	54,421	65,526	—	—	—	—
	1/15/2009	—	—	—	—	—	—	16,907	—	—	44,804
	1/15/2009	—	—	—	—	—	—	—	33,585	$2.65	44,804

(1)
These columns show the range of payouts targeted for 2009 under the Company’s stock incentive plan as described in the section “Long-Term Incentive Compensation” in the Compensation Discussion and Analysis.    The equity grant for 2009 performance was made in January 2010 at the following levels:  Mr. Trenary, Mr. Shockey, Mr. Peter Hunt and Mr. Brian Hunt, 100% of the target.

(2)	The exercise price of options granted is the closing stock price on the day of the grant.
(3)
The values of the stock and option awards are based on the fair value as of the grant date of the award determined pursuant to FASB ASC 718.  See Note 11 to the Company’s Consolidated Financial Statements contained in the Company’s Form 10-K for the fiscal year ended December 31, 2009.  The exercise price for the options awarded to the NEOs has not been deducted from the amounts indicated.  Regardless of the value placed on a stock option as of the grant date, the actual value of the option will depend on the market value of the Company's common stock on such date in the future when the option is exercised.  The proceeds to be paid to the NEOs following any such exercise will not include the option exercise price.

OUTSTANDING EQUITY AWARDS AT YEAR-END

	Option Awards					Stock Awards
Name	Number Of Securities Underlying Unexercised Options (#) Exercisable	Number Of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number Of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number Of Shares Or Units Of Stock That Have Not Vested (#)	Market Value of Shares of Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number Of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value Of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Philip H. Trenary	—	—	—	—	—	91,805	631,618(1)	—	—
	232,700(2)	—	—	14.00	11/25/2013	—	—	—	—
	64,533(3)	—	—	6.47	1/05/2016	—	—	—	—
	34,646(4)	17,323(4)	—	16.76	1/04/2017	—	—	—	—
	19,894(5)	39,778(5)	—	14.37	1/05/2018	—	—	—	—
	—	127,568(6)		2.65	1/15/2019

Douglas W. Shockey	—	—	—	—	—	46,953	323,037(1)	—	—
	129,073(2)	—	—	14.00	11/25/2013	—	—	—	—
	26,221(3)	—	—	6.47	1/05/2016	—	—	—	—
	16,044(4)	8,023(4)	—	16.76	1/04/2017	—	—	—	—
	10,277(5)	20,554(5)	—	14.37	1/05/2018	—	—	—	—
	—	65,902(6)		2.65	1/15/2019

Peter D. Hunt	—	—	—	—	—	42,997	295,819(1)	—	—
	36,119(3)	—	—	6.47	1/05/2016	—	—	—	—
	15,234(4)	7,618(4)	—	16.76	1/04/2017	—	—	—	—
	9,378(5)	18,756(5)	—	14.37	1/05/2018	—	—	—	—
	—	60,136(6)		2.65	1/15/2019

Clive A. Seal	—	—	—	—	—	17,254	118,708(1)	—	—
	12,000(3)	—	—	6.47	1/05/2016	—	—	—	—
	4,702(4)	2,352(4)	—	16.76	1/04/2017	—	—	—	—
	4,978(5)	9,955(5)	—	14.37	1/05/2018	—	—	—	—
	—	22,578(6)		2.65	1/15/2019
Brian T. Hunt	—	—	—	—	—	16,907	116,320(1)	—	—
	—	33,585(6)	—	2.65	1/15/2019	—	—	—	—

(1)	Market value was calculated using $6.88 the closing price of the Company’s common stock as reported on NASDAQ on December 31, 2009.
(2)	These options were granted on November 25, 2003 and are fully vested.
(3)	These options were granted on January 5, 2006 and are fully vested.
(4)	These options were granted on January 4, 2007 and vest in one-third increments over three years. As of January 5, 2010, these options were fully vested.
(5)	These options were granted on January 5, 2008 and vest in one-third increments over three years.
(6)	These options were granted on January 15, 2009 and vest in one-third increments over three years.

OPTION EXERCISES AND STOCK VESTED FOR 2009

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Philip H. Trenary	—	—	35,826	93,506
Douglas W. Shockey	—	—	16,093	42,003
Peter D. Hunt	—	—	14,878	38,832
Clive A. Seal	—	—	6,878	17,952
Brian T. Hunt(3)	—	—	—	—

(1)	Value realized on exercise reflects the difference between the exercise price of the stock option and the underlying market price of the common stock at the time of exercise.
(2)	Value realized on vesting is determined by using number of shares vested multiplied by the closing market price of our common stock on the vesting date.
(3)	Mr. Brian Hunt joined the Company on January 5, 2009.

COMPENSATION OF DIRECTORS

Each director who is not a salaried officer or employee of the Company receives:

•	an annual retainer fee of $25,000;

•
an annual equity-based grant with an approximate value of $35,000 on the date of grant, in a mix of 50/50 restricted stock and stock options (based on value), with the restricted stock and the options vesting in one-third increments over three years and the options having a 10-year term to exercise;

•
a meeting attendance fee of $1,500 per meeting of the Board of Directors, the Compensation Committee, the Nominating Committee, the Finance Committee, and the Operational Performance and Safety Committee;

•	a meeting attendance fee of $2,500 per meeting of the Audit Committee; and

•	reimbursement of all out-of-pocket expenses incurred in performance of the director’s duties.

Directors receive an amount equal to half of the meeting attendance fee for all telephonic Board of Directors and committee meetings.  The Chairman of the Company's Board of Directors receives an additional $50,000 annual retainer fee, the Chairman of the Audit Committee is paid an additional $20,000, and the Chairman of the Compensation Committee, the Chairman of the Operational Performance and Safety Committee, the Chairman of the Finance Committee and the Chairman of the Nominating Committee are each paid an additional $10,000.

In addition, each independent director receives flight benefits on Pinnacle Airlines, Inc. and Delta Air Lines flights.  These benefits permit positive space travel by the director and the director’s family.  Such flight benefits for personal travel represent taxable income for each director at a value determined by the Company in accordance with industry standards.  Our Airlines Services Agreement with Delta provides for this benefit at no incremental cost to the Company.

Under the Company’s Corporate Governance Guidelines, each of the Company’s directors must own at least the number of shares of stock (or rights to restricted stock or stock options) of the Company equal to the highest number of such shares, rights, or stock options (in the aggregate) granted to such director in 2007 or in any single subsequent year.

The following table sets forth summary information concerning the compensation during the year ended December 31, 2009 for each of the independent directors:

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(4)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
Donald J. Breeding	111,000	7,841	7,841	—	—	—	126,682
Susan M. Coughlin	49,750	7,841	7,841	—	—	—	65,432
Ian Massey	80,250	7,841	7,841	—	—	—	95,932
James E. McGehee, Jr.	55,750	7,841	7,841	—	—	—	71,432
Thomas S. Schreier, Jr.	73,250	7,841	7,841	—	—	—	88,932
R. Philip Shannon	84,250	7,841	7,841	—	—	—	99,932
Alfred T. Spain	64,750	7,841	7,841	—	—	—	80,432
Nicholas R. Tomassetti	72,500	7,841	7,841	—	—	—	88,182

(1)
Philip H. Trenary, the President and CEO of the Company, is not included in the foregoing table as he is an employee of the Company and receives no monetary compensation for his services as a director.

(2)
Amounts shown do not reflect compensation actually received by the Director.  The values of the stock and option awards are based on the fair value as of the grant date determined pursuant to FASB ASC 718. See Note 11 to the Company’s Consolidated Financial Statements contained in the Company’s Form 10-K for the fiscal year ended December 31, 2009.

(3)
As of December 31, 2009, each director had the following numbers of unvested restricted shares outstanding: Mr. Breeding, 4,119; Ms.Coughlin, 2,959; Mr. Massey, 4,119; Mr. McGehee, 4,119; Mr. Schreier, 4,119; Mr. Shannon, 4,119; Mr. Spain, 2,959; and Mr. Tomassetti, 4,119.

(4)
As of December 31, 2009, each director had the following numbers of stock options outstanding: Mr. Breeding, 33,664; Ms.Coughlin, 5,877; Mr. Massey, 10,506; Mr. McGehee, 19,064; Mr. Schreier, 36,564; Mr. Shannon, 36,564; Mr. Spain, 5,877; and Mr. Tomassetti, 13,812.  These options were granted in various years from 2003 to 2009 and have various vesting dates.

(5)	During 2009, the amount of perquisites did not exceed $10,000 in the aggregate for any one of the independent directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Each director, executive officer (and, for a specified period, certain former directors and executive officers) and each holder of more than ten percent of a class of our equity securities is required to report to the SEC his or her pertinent position or relationship, as well as transactions in those securities, by specified dates. Based solely upon a review of filings with the SEC and written representations that no other reports were required, the Company believes that all of the Company's directors, executive officers and holders of more than ten percent of our common stock complied with Section 16(a) of the Exchange Act during fiscal year 2009.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Audit Committee, pursuant to the Audit Committee Charter, is authorized to review and approve or disapprove any proposed related-party transaction regardless of dollar amount, within the meaning of Item 404(a) of Regulation S-K promulgated by the SEC.  Under the Audit Committee Charter, transactions in which a related person has a direct or indirect material interest are subject to review and approval or disapproval.  Under the Audit Committee’s policies, the Audit Committee will approve such a transaction only if it determines that the transaction is in the best interest of the Company.

In considering a related party transaction, the Audit Committee will consider all relevant factors, including as applicable (i) the Company’s business rationale for entering into the transaction; (ii) the alternatives to entering into a related person transaction; (iii) whether the transaction is on terms comparable to those available to third parties, or in the case of employment relationships, to employees generally; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest and any safeguards imposed to prevent such actual or apparent conflicts; and (v) the overall fairness of the transaction to the Company.

The Audit Committee will periodically monitor the transaction to ensure that there are no changed circumstances that would render it advisable for the Company to amend or terminate the transaction.  Management or the affected director or executive officer is to bring the matter to the attention of the Audit Committee.  If a member of the Audit Committee is involved in the transaction, he or she will be recused from all discussions and decisions about the transaction.

Since January 1, 2009, no financial transactions were disclosed or proposed through the Company’s process for review, approval or ratification of transactions with related persons in which (i) the Company was or is to be a participant, and (ii) any related person had or will have a direct or indirect material interest.

Beneficial Ownership by Certain Persons

The following table sets forth, as of March 16, 2010, information with respect to persons owning beneficially (to our knowledge) more than five percent of our common stock:

Name and Address of Beneficial Holder	Number of Shares	Percent of Class(1)
FMR LLC 82 Devonshire Street Boston, MA 02109	2,103,331	11.4%(2)
Monish Pabrai 114 Pacifica Suite 240 Irvine, CA 92618	2,076,702	11.2%(3)
Apollo Capital Management, L.P. One Manhattanville Road Suite 201 Purchase, New York 10577	1,579,695	8.5% (4)

(1)	Based on 18, 395,079 shares of common stock outstanding on March 16, 2010.
(2)
Pursuant to the instructions in Item 7 of Schedule 13G filed by FMR LLC on February 16, 2010, Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 2,103,331 shares of the Common Stock outstanding of the Company as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.  Edward C. Johnson III and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 2,103,331 shares owned by the Funds.  Members of the family of Edward C. Johnson III, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC.  The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares.  Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Act of 1940, to form a controlling group with respect to FMR LLC..

(3)
Under SEC beneficial ownership rules, Mohnish Pabrai and Dalal Street, LLC (“Dalal”) are each deemed to beneficially own in the aggregate the same shares of common stock as described further in this footnote.  The information in this table relating to Dalal and Mr. Pabrai is based on a Schedule 13G/A filed with the SEC on February 12, 2010 with respect to the Company on behalf of The Pabrai Investment Fund II, L.P. (“PIF2”), Pabrai Investment Fund 3, Ltd. (“PIF3”), The Pabrai Investment Fund IV, L.P. (“PIF4”), Dalal, Harina Kapoor, Mr. Pabrai’s spouse, and Mr. Pabrai. Dalal is the general partner and investment manager of PIF2, PIF3 and PIF4.  Mr. Pabrai is the managing member of Dalal.  Because of the relationships among these persons, they may be deemed to constitute a “group” under SEC beneficial ownership rules and as such, each member of the group would be deemed to beneficially own, in the aggregate, all of the shares of common stock held by each of the other members of the group.  Each of these persons disclaims membership in a group and disclaims beneficial ownership of any of the shares of common stock except that PIF2 claims beneficial ownership of 32,121 shares, PIF3 claims beneficial ownership of 1,024,853 shares, PIF4 claims beneficial ownership of 904,211 shares, Dalal claims beneficial ownership of 48,000 shares, Ms. Kapoor claims beneficial ownership with respect to 67,517 shares, and Mr. Pabrai claims beneficial ownership of 2,076,702 shares. We have not included in the table above the 67,517 shares owned by Ms. Kapoor because all of those shares are included in the 2,076,702 shares owned by Mr. Pabrai.

(4)
This information is based on the Amendment to the Schedule 13G filed on February 16, 2009 by Apollo Value Management, L.P., which reported that as of December 31, 2009, it and its subsidiaries had shared power to vote or direct the vote and shared power to dispose or direct the disposition of the following numbers of shares:  Apollo Value Investment Master Fund, L.P., 402,832 shares; Apollo Value Management, L.P., 402,832 shares; Apollo Value Advisors, L.P., 402,832 shares; Apollo Value Management G.P., LLC, 402,382 shares; Apollo Value Capital Management, LLC, 402,832 shares; Apollo Strategic Value Master Fund, L.P., 654,368 shares; Apollo SVF Management, L.P., 1,176,863 shares; Apollo SVF Advisors, L.P., 654,368 shares; Apollo SVF Capital Management, LLC, 654,368 shares; Apollo SVF Management GP, LLC, 1,176,863 shares; Apollo Special Opportunities Managed Account, L.P., 349,369 shares;  Apollo SOMA Advisors, L.P. 349,369 shares; Apollo SOMA Capital Management GP, LLC, 349,369 shares; Apollo Capital Management, L.P., 1,579,695 shares; Apollo Capital Management, GP, LLC, 1,579,695 shares; Apollo Principal Holdings II, L.P., 1,406,569 shares; Apollo Principal Holdings II G.P., LLC, 1,406,569 shares; Lyxor/Apollo Distressed Fund Limited, 40,000 shares; Apollo Management Holdings, L.P., 1,579,695 shares; and Apollo Management Holdings GP, LLC, 1,579,695 shares.

Beneficial Ownership of Common Stock by Directors and Executive Officers

The following table shows, as of March 16, 2010, the number of shares of common stock beneficially owned by each of the Company's current directors and nominees, the NEOs, and all executive officers and directors as a group.  These individuals may be contacted at our executive offices:  1689 Nonconnah Blvd., Suite 111, Memphis, Tennessee 38132.  Except as indicated below, each of the individuals has sole voting and investment power as to the owned securities.

Name of Beneficial Holder	Common Stock	Unvested Restricted Stock	Options Exercisable	Total	Percent of Class (1)
Philip H. Trenary	65,209(2)	100,136	431,513	596,858	3.2%
Douglas W. Shockey	19,998	51,731	221,883	293,612	1.6%
Peter D. Hunt	54,811	47,204	97,772	199,787	1.1%
Clive A. Seal	10,106	8,026	40,298	58,430	*
Brian T. Hunt	5,636	30,210	11,195	47,041	*
Directors:
Donald J. Breeding	7,347	4,589	28,884	40,820	*
Susan M. Coughlin	986	4,183	1,959	7,128	*
Ian Massey	2,842	4,589	5,726	13,157	*
James E. McGehee, Jr.	78,797	4,589	14,284	97,670	*
Thomas S. Schreier, Jr.	14,847(3)	4,589	31,784	51,220	*
R. Philip Shannon	9,497(4)	4,589	31,784	45,870	*
Alfred T. Spain	986	4,183	1,959	7,128	*
Nicholas R. Tomassetti	8,347	4,589	9,032	21,968	*
All directors and executive officers as a group (13 persons)(5)	279,409	273,207	928,073	1,480,689	8%

*	Indicates ownership of less than one percent of the outstanding shares of common stock of the Company.
(1)	Based on 18,395,079 shares of common stock outstanding on March 16, 2010.
(2)	Includes 1,400 shares held in trust for Mr. Trenary's wife.
(3)	Includes 4,500 shares held by Mr. Schreier's children.
(4)	Includes 550 shares held by Mr. Shannon's wife.
(5)
The Company’s Corporate Governance Guidelines require that each Director own at least the number of shares of stock (or rights to restricted stock or options) in the Company equal to the highest number of such shares, rights or options (in the aggregate) granted to such Director in 2007 or in any single subsequent year.

2011 ANNUAL MEETING

Any stockholder who wants to present a proposal at the 2011 Annual Meeting of Stockholders and to have that proposal set forth in the Proxy Statement and form of proxy mailed in conjunction with that annual meeting must submit that proposal in writing to the Secretary of the Company, and it must be received by the Secretary of the Company at our principal executive offices by December 1, 2010 to be considered for inclusion. The Company's bylaws require that for nominations of persons for election to the Board of Directors or the proposal of business not included in the Company's notice of the meeting to be considered by the stockholders at an annual meeting, a stockholder must give timely written notice thereof. To be timely for the 2011 Annual Meeting of Stockholders, that notice must be delivered to the Secretary of the Company at our principal executive offices not less than 70 days and not more than 90 days prior to May 11, 2011. However, if the 2011 Annual Meeting of Stockholders is advanced by more than 20 days, or delayed by more than 70 days, from May 11, 2011, then the notice must be delivered not earlier than the 90th day prior to such meeting and not later than the close of business on the later of (a) the seventieth day prior to the 2011 annual meeting or (b) the tenth day following the day on which public announcement of the date of the 2011 annual meeting is first made. The stockholder’s notice must contain and be accompanied by certain information as specified in the bylaws. The Company recommends that any stockholder desiring to make a nomination or submit a proposal for consideration obtain a copy of the Company's bylaws, which may be obtained without charge from the Secretary of the Company upon written request addressed to the Secretary at our principal executive offices.

EVEN IF YOU PLAN TO ATTEND THE MEETING, PLEASE FOLLOW THE ENCLOSED INSTRUCTIONS AND VOTE, SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY.

The Company's Annual Report on Form 10-K for the year ended December 31, 2009, including exhibits, is available on the Company’s website at www.pncl.com. The Company will furnish a copy of the 10-K to interested security holders without charge, upon written request. The Company will also furnish any exhibit to the 10-K, if requested in writing and accompanied by payment of reasonable fees relating to our furnishing the exhibit. Requests for copies should be addressed to the Company’s Secretary at the Company's headquarters at 1689 Nonconnah Blvd., Suite 111, Memphis, TN 38132.

United States law currently limits to 25% the voting power in our company (or any other U.S. airline) of persons who are not citizens of the United States. A "citizen of the United States" is defined as (1) an individual who is a citizen of the United States, (2) a partnership each of whose partners is a is a citizen of the United States, or (3) a corporation or association created or organized under the laws of the United States or of any State, the District of Columbia, or a territory or possession of the United States, of which the president and at least two-thirds of the board of directors and other managing officers are citizens of the United States, and in which at least 75% of the voting interest is owned or controlled by persons who are citizens of the United States. The enclosed proxy card provides an opportunity for you as a stockholder to indicate if you are NOT a citizen of the United States.